Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Virgin Orbit Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c)	20,000,000(1)	$3.99	$79,800,000	0.0000927	$7,397.46
Total Offering Amounts					$79,800,000		$7,397.46
Total Fees Previously Paid							$—
Total Fee Offsets							$—
Net Fee Due					$79,800,000		$7,397.46
(1)Shares of common stock that may be issued upon the conversion of the Convertible Debenture as described in this registration statement.
(2)Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act of 1933, as amended, based on the average of the high and low sales price of shares of common stock on the NASDAQ on July 22, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).